Exhibit 99.1

FOR IMMEDIATE RELEASE

Institutional Investors:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
212-492-8920
ir@wpcarey.com

Press Contact:
Anna McGrath
W. P. Carey Inc.
212-492-1166
amcgrath@wpcarey.com

W. P. Carey Inc. Announces First Quarter 2021 Financial Results

New York, NY – April 30, 2021 – W. P. Carey Inc. (NYSE: WPC) (W. P. Carey or the Company), a net lease real estate investment trust, today reported its financial results for the first quarter ended March 31, 2021.

Financial Highlights

2021 First Quarter
Net income attributable to W. P. Carey (millions)	$51.6
Diluted earnings per share	$0.29
Net income from Real Estate attributable to W. P. Carey (millions)	$44.6
Diluted earnings per share from Real Estate	$0.25

AFFO (millions)	$216.5
AFFO per diluted share	$1.22
Real Estate segment AFFO (millions)	$210.3
Real Estate segment AFFO per diluted share	$1.19

•2021 AFFO guidance range raised and narrowed to $4.87 to $4.97 per diluted share, including Real Estate AFFO of between $4.74 and $4.84 per diluted share
•Quarterly cash dividend raised to $1.048 per share, equivalent to an annualized dividend rate of $4.192 per share

Real Estate Portfolio
•Investment volume of $399.9 million year to date, including $213.8 million during the first quarter and $186.1 million subsequent to quarter end
W. P. Carey Inc. 3/31/2021 Earnings Release 8-K – 1

•Active capital investments and commitments of $181.0 million outstanding at quarter end, including $129.1 million scheduled to be completed in the remainder of 2021
•Gross disposition proceeds of $93.1 million year to date, including $13.7 million during the first quarter and $79.4 million subsequent to quarter end
•Overall collection rate of 98% for 2021 first quarter rent due
•Portfolio occupancy of 98.3%
•Weighted-average lease term of 10.6 years

Balance Sheet and Capitalization
•Issued $425 million of 2.250% Senior Unsecured Notes due 2033, with proceeds used to prepay mortgage debt totaling $425 million
•Issued €525 million of 0.950% Senior Unsecured Notes due 2030, with proceeds used to redeem €500 million of 2.0% Senior Unsecured Notes due 2023
•Utilized ATM program to raise approximately $171 million in net proceeds year to date, including $140 million during the first quarter and $31 million subsequent to quarter end

MANAGEMENT COMMENTARY

“The first quarter provided a strong start to the year on a number of fronts — most notably the strength of our investment activity — allowing us to raise our guidance,” said Jason Fox, Chief Executive Officer of W. P. Carey. “Furthermore, the debt issuances we completed during the first quarter locked in our lowest ever coupon rates, both in the U.S. and Europe. Given our cost of capital and liquidity, we’re poised to accelerate externally driven growth, executing on the strongest pipeline we’ve seen in years. And with one of the best-positioned net lease portfolios for embedded rent growth, we could see further long-term upside in an inflationary environment.”

QUARTERLY FINANCIAL RESULTS

Revenues

•Total Company: Revenues, including reimbursable costs, for the 2021 first quarter totaled $311.2 million, up 0.7% from $309.0 million for the 2020 first quarter.

•Real Estate: Real Estate revenues, including reimbursable costs, for the 2021 first quarter were $306.2 million, up 3.9% from $294.6 million for the 2020 first quarter, due primarily to higher lease revenues resulting from net acquisitions and rent escalations, as well as a stronger euro relative to the U.S. dollar. Lease termination and other revenues were higher during the 2020 first quarter, which included a significant lease-related recovery. Lower operating revenues reflected the disposition of a hotel operating property during the 2020 first quarter and lower occupancy at the Company’s remaining hotel operating property due to the COVID-19 pandemic.

•Investment Management: Investment Management revenues, including reimbursable costs, for the 2021 first quarter were $5.0 million, down 65.3% from $14.4 million for the 2020 first quarter, due primarily to lower asset management revenues and reimbursable costs from affiliates resulting from the management internalization by Carey Watermark Investors Incorporated (CWI 1) and Carey Watermark Investors 2 Incorporated (CWI 2) completed during the 2020 second quarter.

W. P. Carey Inc. 3/31/2021 Earnings Release 8-K – 2

Net Income Attributable to W. P. Carey

•Net income attributable to W. P. Carey for the 2021 first quarter was $51.6 million, down 21.9% from $66.1 million for the 2020 first quarter. Net income from Real Estate attributable to W. P. Carey was $44.6 million, which decreased due primarily to a loss on extinguishment of debt totaling $59.9 million (comprised largely of prepayment penalties for mortgage loan prepayments and a “make-whole” amount paid to redeem the €500 million of 2.0% Senior Unsecured Notes due 2023) and a deferred tax benefit of $37.2 million related to the Company’s investment in shares of Lineage Logistics (a cold storage REIT) recognized during the prior year period, partly offset by a mark-to-market gain of $23.4 million and a cash dividend of $6.4 million for the Company’s investment in shares of Lineage Logistics, and the impact of net acquisitions. Net income from Investment Management attributable to W. P. Carey was $7.0 million, which increased due primarily to impairment charges totaling $47.1 million recognized on the Company’s equity investments in CWI 1 and CWI 2 during the prior year period, partly offset by the cessation of Investment Management revenues previously earned from CWI 1 and CWI 2. Segment net income also reflects the full allocation of certain operating expenses to the Real Estate segment commencing in the 2020 second quarter.

Adjusted Funds from Operations (AFFO)

•AFFO for the 2021 first quarter was $1.22 per diluted share, down 2.4% from $1.25 per diluted share for the 2020 first quarter driven primarily by a reduction in Investment Management revenues, reflecting the Company’s continued move out of this business. The Real Estate segment generated AFFO (Real Estate AFFO) of $1.19 per diluted share, reflecting the accretive impact of net investment activity and rent escalations as well as a cash dividend received from the Company’s investment in shares of Lineage Logistics, which were partly offset by the impact of the COVID-19 pandemic on rents and lower Lease termination and other revenues due to a significant lease-related recovery in the 2020 first quarter. Segment AFFO also reflects the full allocation of general and administrative expenses to the Real Estate segment commencing in the 2020 second quarter.

Note: Further information concerning AFFO and Real Estate AFFO, which are both non-GAAP supplemental performance metrics, is presented in the accompanying tables and related notes.

Dividend

•As previously announced, on March 11, 2021 the Company’s Board of Directors declared a quarterly cash dividend of $1.048 per share, equivalent to an annualized dividend rate of $4.192 per share. The dividend was paid on April 15, 2021 to stockholders of record as of March 31, 2021.

AFFO GUIDANCE

•The Company has raised and narrowed its guidance range for the 2021 full year and currently expects to report total AFFO of between $4.87 and $4.97 per diluted share, including Real Estate AFFO of between $4.74 and $4.84 per diluted share, based on the following key assumptions:

(i) investments for the Company's Real Estate portfolio of between $1.25 billion and $1.75 billion, which has been revised higher;

(ii) dispositions from the Company's Real Estate portfolio of between $250 million and $350 million, which is unchanged; and

(iii) total general and administrative expenses of between $79 million and $83 million, which is unchanged.

Note: The Company does not provide guidance on net income. The Company only provides guidance on total AFFO (and Real Estate AFFO) and does not provide a reconciliation of this forward-looking non-GAAP guidance to net income due to the inherent difficulty in quantifying certain items necessary to provide such reconciliation as a result of their unknown effect, timing and potential significance. Examples of such items include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions.

W. P. Carey Inc. 3/31/2021 Earnings Release 8-K – 3

REAL ESTATE

Investments

•During the 2021 first quarter, the Company completed investments totaling $213.8 million, consisting of three acquisitions totaling $149.3 million and three completed capital investments and commitments at a total cost of $64.5 million.

•Subsequent to the 2021 first quarter, the Company completed three acquisitions totaling $186.1 million, bringing total investment volume year to date to $399.9 million.

•As of March 31, 2021, the Company had seven capital investments and commitments outstanding for an expected total investment of approximately $181.0 million, of which four investments and commitments totaling $129.1 million are currently scheduled to be completed during 2021.

Dividends Received

•During the 2021 first quarter, the Company received a $6.4 million cash dividend from its investment in shares of Lineage Logistics.

•Subsequent to the 2021 first quarter, the Company received a $3.3 million cash dividend from its investment in preferred shares of Watermark Lodging Trust, the surviving entity from the CWI lodging funds it previously managed.

Dispositions

•During the 2021 first quarter, the Company disposed of two properties for gross proceeds of $13.7 million.

•Subsequent to the 2021 first quarter, the Company disposed of eight properties for gross proceeds totaling $79.4 million, bringing total gross proceeds year to date to $93.1 million.

COVID-19 Update on Rent Collections

•The Company received 98% of contractual base rent that was due in the 2021 first quarter.

Composition

•As of March 31, 2021, the Company’s net lease portfolio consisted of 1,261 properties, comprising 146 million square feet leased to 351 tenants, with a weighted-average lease term of 10.6 years and an occupancy rate of 98.3%. In addition, the Company owned 19 self-storage operating properties and one hotel operating property, totaling approximately 1.4 million square feet.

BALANCE SHEET AND CAPITALIZATION

Debt Refinancings

•As previously announced, on February 25, 2021, the Company completed an underwritten public offering of $425 million aggregate principal amount of 2.250% Senior Notes due April 1, 2033. The Company used the net proceeds from the offering to prepay $425 million of mortgage debt (including associated prepayment penalties) during the 2021 first quarter, which had a weighted-average interest rate of 5.1%.

•As previously announced, on March 8, 2021, the Company completed an underwritten public offering of €525 million aggregate principal amount of 0.950% Senior Notes due June 1, 2030. The Company used the net proceeds from the offering to redeem its €500 million of 2.0% Senior Notes due 2023, including the €22 million “make-whole” amount related to the redemption.

W. P. Carey Inc. 3/31/2021 Earnings Release 8-K – 4

•As of March 31, 2021, primarily as a result of the debt refinancings completed during the 2021 first quarter, the Company’s:

◦weighted-average interest rate on Total Pro Rata Debt Outstanding was lowered to 2.7%, a decrease of 20 basis points compared to the end of the 2020 fourth quarter;

◦weighted-average debt maturity on Total Pro Rata Debt Outstanding was extended to 5.9 years, up from 4.8 years at the end of the 2020 fourth quarter, with no unsecured debt maturing until 2024; and

◦secured debt as a percentage of gross assets was reduced to 4.6%, down from 7.2% at the end of the 2020 fourth quarter.

“At-The-Market” (ATM) Program

•During the 2021 first quarter, the Company issued 2,020,115 shares of common stock under its ATM program at a weighted-average price of $70.26 per share, for net proceeds of $140 million.

•Subsequent to the 2021 first quarter, the Company issued 443,460 shares of common stock under its ATM program at a weighted-average price of $71.67 per share, for net proceeds of approximately $31 million.

Forward Equity Offering

•As of March 31, 2021, the Company continued to have the ability to settle the remaining 2,510,709 shares under existing forward sale agreements by December 17, 2021, for anticipated net proceeds of approximately $160 million.

* * * * *

Supplemental Information

The Company has provided supplemental unaudited financial and operating information regarding the 2021 first quarter and certain prior quarters, including a description of non-GAAP financial measures and reconciliations to GAAP measures, in a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on April 30, 2021, and made available on the Company’s website at ir.wpcarey.com/investor-relations.

* * * * *

Live Conference Call and Audio Webcast Scheduled for 10:00 a.m. Eastern Time
Please dial in at least 10 minutes prior to the start time.

Date/Time: Friday, April 30, 2021 at 10:00 a.m. Eastern Time
Call-in Number: 1-877-465-1289 (U.S.) or +1-201-689-8762 (international)

Live Audio Webcast and Replay: www.wpcarey.com/earnings

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W. P. Carey Inc. 3/31/2021 Earnings Release 8-K – 5

W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with an enterprise value of approximately $19 billion and a diversified portfolio of operationally-critical commercial real estate that includes 1,261 net lease properties covering approximately 146 million square feet as of March 31, 2021. For nearly five decades, the company has invested in high-quality single-tenant industrial, warehouse, office, retail and self-storage properties subject to long-term net leases with built-in rent escalators. Its portfolio is located primarily in the U.S. and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.

www.wpcarey.com

* * * * *

Cautionary Statement Concerning Forward-Looking Statements and COVID-19 Update on Rent Collections

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as “may,” “will,” “should,” “would,” “assume,” “outlook,” “seek,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast” and other comparable terms. These forward-looking statements include, but are not limited to, statements made by Mr. Fox regarding our pipeline and externally driven growth, as well as the impact of inflation on future rent growth. These statements are based on the current expectations of our management and it is important to note that our actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable risks or uncertainties, like the risks related to the effects of pandemics and global outbreaks of contagious diseases or the fear of such outbreaks (such as the current COVID-19 pandemic) and those additional risk factors discussed in reports that we have filed with the SEC could also have material adverse effects on our future results, performance or achievements. Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey’s Annual Report on Form 10-K for the year ended December 31, 2020. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

In addition, given the significant uncertainty regarding the duration and severity of the impact of the COVID-19 pandemic, the Company is unable to predict its tenants’ continued ability to pay rent. Therefore, information provided regarding historical rent collections should not serve as an indication of expected future rent collections.

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W. P. Carey Inc. 3/31/2021 Earnings Release 8-K – 6

W. P. CAREY INC.
Consolidated Balance Sheets (Unaudited)
(in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
Assets
Investments in real estate:
Land, buildings and improvements (a)	$10,930,595	$10,939,619
Net investments in direct financing leases	698,852	711,974
In-place lease intangible assets and other	2,295,863	2,301,174
Above-market rent intangible assets	868,242	881,159
Investments in real estate	14,793,552	14,833,926
Accumulated depreciation and amortization (b)	(2,572,091)	(2,490,087)
Assets held for sale, net (c)	14,983	18,590
Net investments in real estate	12,236,444	12,362,429
Equity investments in the Managed Programs and real estate (d)	269,448	283,446
Cash and cash equivalents	229,153	248,662
Due from affiliates	4,027	26,257
Other assets, net	903,927	876,024
Goodwill	905,701	910,818
Total assets	$14,548,700	$14,707,636

Liabilities and Equity
Debt:
Senior unsecured notes, net	$5,451,520	$5,146,192
Unsecured term loans, net	318,440	321,971
Unsecured revolving credit facility	21,751	82,281
Non-recourse mortgages, net	728,663	1,145,554
Debt, net	6,520,374	6,695,998
Accounts payable, accrued expenses and other liabilities	618,300	603,663
Below-market rent and other intangible liabilities, net	192,029	197,248
Deferred income taxes	138,973	145,844
Dividends payable	188,569	186,514
Total liabilities	7,658,245	7,829,267

Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 450,000,000 shares authorized; 177,520,962 and 175,401,757 shares, respectively, issued and outstanding	178	175
Additional paid-in capital	9,061,143	8,925,365
Distributions in excess of accumulated earnings	(1,988,440)	(1,850,935)
Deferred compensation obligation	49,815	42,014
Accumulated other comprehensive loss	(233,889)	(239,906)
Total stockholders’ equity	6,888,807	6,876,713
Noncontrolling interests	1,648	1,656
Total equity	6,890,455	6,878,369
Total liabilities and equity	$14,548,700	$14,707,636
________
(a)Includes $83.5 million of amounts attributable to operating properties as of both March 31, 2021 and December 31, 2020.
(b)Includes $1.3 billion and $1.2 billion of accumulated depreciation on buildings and improvements as of March 31, 2021 and December 31, 2020, respectively, and $1.3 billion of accumulated amortization on lease intangibles as of both March 31, 2021 and December 31, 2020.
(c)At March 31, 2021, we had three properties classified as Assets held for sale, net, all of which were sold in April 2021. At December 31, 2020, we had four properties classified as Assets held for sale, net, one of which was sold January 2021.
(d)Our equity investments in real estate totaled $210.3 million and $226.9 million as of March 31, 2021 and December 31, 2020, respectively. Our equity investments in the Managed Programs totaled $59.1 million and $56.6 million as of March 31, 2021 and December 31, 2020, respectively.

W. P. Carey Inc. 3/31/2021 Earnings Release 8-K – 7

W. P. CAREY INC.
Quarterly Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Revenues
Real Estate:
Lease revenues	$301,765	$298,235	$282,110
Lease termination income and other	2,227	2,103	6,509
Operating property revenues	2,179	2,031	5,967
	306,171	302,369	294,586
Investment Management:
Asset management and other revenue	3,954	3,864	10,383
Reimbursable costs from affiliates	1,041	1,138	4,030
	4,995	5,002	14,413
	311,166	307,371	308,999
Operating Expenses
Depreciation and amortization	110,322	110,913	116,194
General and administrative	22,083	18,334	20,745
Reimbursable tenant costs	15,758	13,710	13,175
Property expenses, excluding reimbursable tenant costs	10,883	10,418	10,075
Stock-based compensation expense	5,381	5,795	2,661
Operating property expenses	1,911	1,696	5,223
Reimbursable costs from affiliates	1,041	1,138	4,030
Merger and other expenses	(476)	(418)	187
Impairment charges	—	16,410	19,420
Subadvisor fees	—	—	1,277
	166,903	177,996	192,987
Other Income and Expenses
Interest expense	(51,640)	(52,828)	(52,540)
Other gains and (losses) (a)	(41,188)	(1,927)	(9,815)
Equity in losses of equity method investments in the Managed Programs and real estate (b)	(9,733)	(8,470)	(45,790)
Gain on sale of real estate, net	9,372	76,686	11,751
Non-operating income (loss) (c)	6,356	(858)	5,392
	(86,833)	12,603	(91,002)
Income before income taxes	57,430	141,978	25,010
(Provision for) benefit from income taxes	(5,789)	(7,363)	41,692
Net Income	51,641	134,615	66,702
Net income attributable to noncontrolling interests	(7)	(43)	(612)
Net Income Attributable to W. P. Carey	$51,634	$134,572	$66,090

Basic Earnings Per Share	$0.29	$0.76	$0.38
Diluted Earnings Per Share	$0.29	$0.76	$0.38
Weighted-Average Shares Outstanding
Basic	176,640,861	176,366,824	173,249,236
Diluted	176,965,510	176,683,474	173,460,053

Dividends Declared Per Share	$1.048	$1.046	$1.040

__________
(a)Amount for the three months ended March 31, 2021 is primarily comprised of loss on extinguishment of debt of $(59.9) million (of which $(31.7) million mainly comprised fees for the prepayment of certain non-recourse mortgage loans and $(28.2) million mainly comprised a “make-whole” amount paid in connection with the redemption of €500 million of 2.0% Senior Unsecured Notes due 2023 in March 2021), a mark-to-market unrealized gain for our investment in Lineage Logistics of $23.4 million and net loss on foreign currency transactions of $(7.5) million.
(b)Amount for the three months ended March 31, 2021 includes a non-cash other-than-temporary impairment charge of $6.8 million recognized on an equity method investment in real estate. Amount for the three months ended December 31, 2020 includes a non-cash other-than-temporary impairment charge of $8.3 million recognized on another equity method investment in real estate. Amount for the three months ended March 31, 2020 includes non-cash other-than-temporary impairment charges totaling $47.1 million recognized on our former equity investments in CWI 1 and CWI 2.
(c)Amount for the three months ended March 31, 2021 is primarily comprised of a cash dividend of $6.4 million from our investment in shares of Lineage Logistics, realized losses on foreign currency exchange derivatives of $(0.2) million, distributions of $0.1 million from our investment in shares of Guggenheim Credit Income Fund and interest income on deposits and loans to affiliates of less than $0.1 million.

W. P. Carey Inc. 3/31/2021 Earnings Release 8-K – 8

W. P. CAREY INC.
Quarterly Reconciliation of Net Income to Adjusted Funds from Operations (AFFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net income attributable to W. P. Carey	$51,634	$134,572	$66,090
Adjustments:
Depreciation and amortization of real property	109,204	109,538	114,913
Gain on sale of real estate, net	(9,372)	(76,686)	(11,751)
Impairment charges	—	16,410	19,420
Proportionate share of adjustments to equity in net income of partially owned entities (a) (b) (c)	10,306	11,819	50,477
Proportionate share of adjustments for noncontrolling interests (d)	(4)	(4)	578
Total adjustments	110,134	61,077	173,637
FFO (as defined by NAREIT) Attributable to W. P. Carey (e)	161,768	195,649	239,727
Adjustments:
Other (gains) and losses (f)	41,188	1,927	9,815
Above- and below-market rent intangible lease amortization, net	12,115	11,504	11,780
Straight-line and other rent adjustments	(8,751)	(9,571)	(7,092)
Stock-based compensation	5,381	5,795	2,661
Amortization of deferred financing costs	3,413	3,209	3,089
Tax (benefit) expense – deferred and other (g) (h)	(3,387)	32	(47,923)
Merger and other expenses	(476)	(418)	187
Other amortization and non-cash items	29	460	408
Proportionate share of adjustments to equity in net income of partially owned entities (c)	5,211	4,246	3,895
Proportionate share of adjustments for noncontrolling interests (d)	(5)	(152)	(7)
Total adjustments	54,718	17,032	(23,187)
AFFO Attributable to W. P. Carey (e)	$216,486	$212,681	$216,540

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey (e)	$161,768	$195,649	$239,727
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share (e)	$0.91	$1.11	$1.38
AFFO attributable to W. P. Carey (e)	$216,486	$212,681	$216,540
AFFO attributable to W. P. Carey per diluted share (e)	$1.22	$1.20	$1.25
Diluted weighted-average shares outstanding	176,965,510	176,683,474	173,460,053

W. P. Carey Inc. 3/31/2021 Earnings Release 8-K – 9

W. P. CAREY INC.
Quarterly Reconciliation of Net Income from Real Estate to Adjusted Funds from Operations (AFFO) from Real Estate (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net income from Real Estate attributable to W. P. Carey	$44,587	$129,790	$100,914
Adjustments:
Depreciation and amortization of real property	109,204	109,538	114,913
Gain on sale of real estate, net	(9,372)	(76,686)	(11,751)
Impairment charges	—	16,410	19,420
Proportionate share of adjustments to equity in net income of partially owned entities (a) (c)	10,306	11,819	3,365
Proportionate share of adjustments for noncontrolling interests (d)	(4)	(4)	578
Total adjustments	110,134	61,077	126,525
FFO (as defined by NAREIT) Attributable to W. P. Carey – Real Estate (e)	154,721	190,867	227,439
Adjustments:
Other (gains) and losses (f)	42,189	1,475	10,973
Above- and below-market rent intangible lease amortization, net	12,115	11,504	11,780
Straight-line and other rent adjustments	(8,751)	(9,571)	(7,092)
Stock-based compensation	5,381	5,795	1,970
Amortization of deferred financing costs	3,413	3,209	3,089
Tax benefit – deferred and other (g)	(2,595)	(1,595)	(37,956)
Merger and other expenses	(491)	(724)	(132)
Other amortization and non-cash items	29	460	209
Proportionate share of adjustments to equity in net income of partially owned entities (c)	4,322	4,458	(274)
Proportionate share of adjustments for noncontrolling interests (d)	(5)	(152)	(7)
Total adjustments	55,607	14,859	(17,440)
AFFO Attributable to W. P. Carey – Real Estate (e)	$210,328	$205,726	$209,999

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey – Real Estate (e)	$154,721	$190,867	$227,439
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share – Real Estate (e)	$0.88	$1.08	$1.31
AFFO attributable to W. P. Carey – Real Estate (e)	$210,328	$205,726	$209,999
AFFO attributable to W. P. Carey per diluted share – Real Estate (e)	$1.19	$1.16	$1.21
Diluted weighted-average shares outstanding	176,965,510	176,683,474	173,460,053
__________
(a)Amount for the three months ended March 31, 2021 includes a non-cash other-than-temporary impairment charge of $6.8 million recognized on an equity method investment in real estate. Amount for the three months ended December 31, 2020 includes a non-cash other-than-temporary impairment charge of $8.3 million recognized on another equity method investment in real estate.
(b)Amount for the three months ended March 31, 2020 includes non-cash other-than-temporary impairment charges totaling $47.1 million recognized on our former equity investments in CWI 1 and CWI 2.
(c)Equity income, including amounts that are not typically recognized for FFO and AFFO, is recognized within Equity in earnings of equity method investments in the Managed Programs and real estate on the consolidated statements of income. This represents adjustments to equity income to reflect FFO and AFFO on a pro rata basis.
(d)Adjustments disclosed elsewhere in this reconciliation are on a consolidated basis. This adjustment reflects our FFO or AFFO on a pro rata basis.
(e)FFO and AFFO are non-GAAP measures. See below for a description of FFO and AFFO.
(f)Adjustment amounts for the three months ended March 31, 2021 are primarily comprised of loss on extinguishment of debt of $(59.9) million (of which $(31.7) million mainly comprised fees for the prepayment of certain non-recourse mortgage loans and $(28.2) million mainly comprised a “make-whole” amount paid in connection with the redemption of €500 million of 2.0% Senior Unsecured Notes due 2023 in March 2021), a mark-to-market unrealized gain for our investment in Lineage Logistics of $23.4 million and net loss on foreign currency transactions of $(7.5) million. Amounts from period to period will not be comparable due to unpredictable fluctuations in these gains and losses.
(g)Amount for the three months ended March 31, 2020 includes a non-cash deferred tax benefit of $37.2 million as a result of the release of a deferred tax liability relating to our investment in shares of Lineage Logistics, which converted to a REIT during that period and is therefore no longer subject to federal and state income taxes.
(h)Amount for the three months ended March 31, 2020 includes a one-time tax benefit of $7.2 million as a result of carrying back certain net operating losses in accordance with the CARES Act, which was enacted on March 27, 2020.

W. P. Carey Inc. 3/31/2021 Earnings Release 8-K – 10

Non-GAAP Financial Disclosure

Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (NAREIT), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to, nor a substitute for, net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate, gains or losses on changes in control of interests in real estate and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO.

We also modify the NAREIT computation of FFO to adjust GAAP net income for certain non-cash charges, such as amortization of real estate-related intangibles, deferred income tax benefits and expenses, straight-line rent and related reserves, other non-cash rent adjustments, non-cash allowance for credit losses on loans receivable and direct financing leases, stock-based compensation, non-cash environmental accretion expense, amortization of discounts and premiums on debt and amortization of deferred financing costs. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude non-core income and expenses, such as gains or losses from extinguishment of debt and merger and acquisition expenses. We also exclude realized and unrealized gains/losses on foreign currency exchange transactions (other than those realized on the settlement of foreign currency derivatives), which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income to arrive at AFFO as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our portfolio performance over time and makes it more comparable to other REITs that are currently not engaged in acquisitions, mergers and restructuring, which are not part of our normal business operations. AFFO also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies and determine executive compensation.

We believe that AFFO is a useful supplemental measure for investors to consider as we believe it will help them to better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net income computed under GAAP, or as alternatives to net cash provided by operating activities computed under GAAP, or as indicators of our ability to fund our cash needs.

W. P. Carey Inc. 3/31/2021 Earnings Release 8-K – 11